Exhibit 99.1

July 25, 2019

FOR IMMEDIATE RELEASE

Investor Contact:  Mark Warren (205) 298-3220

Media Contact:   Janet Kavinoky (205) 298-3220

VULCAN ANNOUNCES SECOND QUARTER 2019 RESULTS

EPS from Continuing Operations Increases 23 Percent to $1.48 per Diluted Share

Aggregates Unit Profitability Expands

Birmingham, Alabama – July 25, 2019 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended June 30, 2019.

Net earnings were $198 million, up 24 percent, and Adjusted EBITDA was $372 million, up 15 percent compared to last year’s second quarter. The double-digit growth was driven primarily by a 16 percent increase in Aggregates segment gross profit. For the quarter, aggregates shipments increased 4 percent year-over-year, and freight-adjusted aggregates pricing increased 5.9 percent (5.4 percent mix-adjusted). Same-store aggregates gross profit incremental flow-through rate for the trailing-twelve months was 65 percent.

Tom Hill, Chairman and Chief Executive Officer, said, “We continued to execute well. Our industry-leading unit profitability in aggregates increased from $5.16 to $5.74 per ton, an 11 percent increase compared to the prior year’s second quarter. We remain keenly focused on creating long-term value by compounding our aggregates unit margins, while continuing to operate safely. Shipment growth in the second quarter was solid and consistent with full-year expectations. Importantly, price improvements were widespread. These results further highlight the strength of our aggregates-focused business, which serves Vulcan’s attractive long-term growth markets.

“Our key markets are benefitting from robust growth in public construction demand, driven by highways. State-level transportation funding increases signed into law in recent years have led to new highway construction starts that are 21 percent higher than two years ago. This significant increase will support continued shipment growth into transportation-related end markets in the coming years. Shipments into private construction continue to grow as well. Aggregates pricing momentum continues to improve, consistent with our expectations. The continuing improvement in unit profitability is a direct result of our focus on operating disciplines and compounding pricing improvements. As a result, we reiterate our full-year expectations for 2019 earnings from continuing operations of between $4.55 and $5.05 per diluted share and Adjusted EBITDA of between $1.250 and $1.330 billion.”

July 25, 2019

FOR IMMEDIATE RELEASE

Highlights as of June 30, 2019 include:

	Second Quarter		Year-to-Date		Trailing Twelve Months
Amounts in millions, except per unit data	2019	2018	2019	2018	2019	2018
Total revenues	$1,327.7	$1,200.2	$2,324.2	$2,054.6	$4,652.4	$4,126.8
Gross profit	$370.5	$323.2	$562.2	$482.5	$1,180.6	$1,027.8
Aggregates segment
Segment sales	$1,062.1	$956.3	$1,897.0	$1,655.9	$3,754.8	$3,284.1
Freight-adjusted revenues	$806.4	$730.5	$1,435.1	$1,259.9	$2,842.4	$2,524.4
Gross profit	$329.2	$283.5	$514.9	$431.7	$1,075.1	$896.0
Shipments (tons)	57.3	55.0	102.9	95.5	208.8	192.5
Freight-adjusted sales price per ton	$14.07	$13.29	$13.94	$13.19	$13.61	$13.12
Gross profit per ton	$5.74	$5.16	$5.00	$4.52	$5.15	$4.66
Asphalt, Concrete & Calcium segment gross profit	$41.3	$39.7	$47.2	$50.8	$105.5	$131.8
Selling, Administrative and General (SAG)	$95.7	$89.0	$186.0	$167.4	$351.9	$326.9
SAG as % of Total Revenues	7.2%	7.4%	8.0%	8.1%	7.6%	7.9%
Earnings from continuing operations before income taxes	$245.5	$200.3	$320.1	$248.8	$694.6	$412.4
Net earnings	$197.6	$159.7	$260.9	$212.6	$564.0	$648.8
Adjusted EBIT	$278.5	$239.2	$382.0	$325.6	$841.9	$713.0
Adjusted EBITDA	$372.0	$324.8	$564.7	$492.7	$1,203.8	$1,037.6
Earnings from continuing operations per diluted share	$1.48	$1.20	$1.97	$1.59	$4.25	$4.84
Adjusted earnings from continuing operations per diluted share	$1.48	$1.23	$1.94	$1.66	$4.33	$3.45

Segment Results

Aggregates

Second quarter segment sales increased 11 percent, and gross profit increased 16 percent to $329 million. Unit margins increased $0.58 per ton, or 11 percent, to $5.74 per ton. This improvement resulted from solid growth in shipments, price improvements and execution of operating disciplines and efficiencies.

Second quarter aggregates shipments increased 4 percent (3 percent on a same-store basis) versus the prior year quarter. The solid underlying demand fundamentals of increased public funding for highways, along with employment and population growth, helped drive shipment strength across most of the Company’s footprint, particularly in the Southeast and Mid-Atlantic. Wet weather delayed shipments across Illinois, Tennessee and Texas. California overcame another quarter of wet weather to realize shipment growth compared to the prior year. A healthy demand environment, led by transportation-related construction, is driving volume growth and price improvement.

All of the Company’s key markets reported year-over-year price growth. For the quarter, freight-adjusted average sales price increased 5.9 percent versus the prior year’s quarter. Mix-adjusted average sales price increased 5.4 percent. Positive trends in backlogged project work, along with demand visibility and customer confidence, support similar price improvement throughout the remainder of 2019.

July 25, 2019

FOR IMMEDIATE RELEASE

Second quarter same-store unit cost of sales (freight-adjusted) increased less than 2 percent compared to the prior year quarter. Trailing-twelve month same-store incremental gross profit flow-through rate was 65 percent, which is slightly ahead of longer-term expectations of 60 percent. Quarterly gross profit flow-through rates can vary widely from quarter to quarter; therefore, the Company evaluates this metric on a trailing-twelve month basis. The Company remains focused on compounding improvements in unit margins throughout the cycle through fixed cost leverage, price growth and operating efficiencies.

Asphalt, Concrete and Calcium

Asphalt segment gross profit was $28 million for the second quarter, an increase of $2 million from the prior year. Asphalt shipments increased 8 percent (5 percent same-store), and asphalt mix selling prices increased 8 percent, or $4.34 per ton, in the second quarter. The average unit cost for liquid asphalt was 16 percent higher than the prior year quarter. Liquid asphalt costs have remained relatively stable through the first half of the year and have allowed pricing gains to begin offsetting the higher unit costs for liquid asphalt.

Concrete segment gross profit was $13 million, approximating the prior year quarter. Shipments were 0.8 million cubic yards, down from 0.9 million cubic yards in the prior year. Average selling prices increased 5 percent and led to modest gains in material margins.

Calcium segment gross profit was $0.8 million, a slight increase versus the prior year quarter.

Capital Allocation and Financial Position

Capital expenditures in the second quarter included $64 million of core operating and maintenance capital to improve or replace existing property, plant and equipment. In addition, the Company invested $40 million in internal growth projects to secure new aggregates reserves, develop new production sites, enhance the Company’s distribution capabilities and support the targeted growth of its asphalt operations. Through the first six months of the year, core operating and maintenance capital investment totaled $131 million, and internal growth projects investment was $95 million. The Company’s full-year expectations for 2019 remain unchanged at $250 million on maintenance capital and $200 million on internal growth projects.

During the quarter, the Company returned $41 million to shareholders through dividends, an 11 percent increase versus the prior year quarter. No shares were repurchased during the quarter. At quarter-end, total debt was $2.9 billion, or 2.4 times trailing-twelve month Adjusted EBITDA.

Selling, Administrative and General (SAG) Expenses

SAG expense in the quarter was $96 million versus $89 million in the prior year quarter. The year-over-year increase was due mainly to compensation related expense, including incentives that are tied to earnings expectations and the share price. Additionally, we have made investments in people and processes to accelerate the benefits derived from our sales and operational initiatives. On a trailing-twelve month basis, SAG expense as a percentage of total revenues was 7.6 percent, 30 basis points lower than the prior year period. The Company remains focused on further leveraging its overhead structure.

July 25, 2019

FOR IMMEDIATE RELEASE

Outlook

Regarding the Company’s full-year outlook for 2019, Mr. Hill stated, “Overall demand growth in Vulcan markets remains healthy. Public demand growth, led by highways, continues to be robust across our footprint. Current shipments into private construction end markets continue to benefit from the ongoing economic recovery. Demand fundamentals, including population and employment growth, underpin long-term growth in residential and private nonresidential construction. We delivered good incremental earnings in the first half of this year. Unit profitability in Aggregates increased 11 percent during this period, and we are well positioned to carry that momentum forward through the remainder of the year. For the full year, we expect earnings from continuing operations of between $4.55 and $5.05 per diluted share and Adjusted EBITDA of between $1.250 and $1.330 billion.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on July 25, 2019. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 800-458-4121, or 720-543-0206 if outside the U.S., approximately 10 minutes before the scheduled start. The conference ID is 3003613. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest producer of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt mix and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

July 25, 2019

FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2019	2018	2019	2018

Total revenues	$1,327,682	$1,200,151	$2,324,193	$2,054,625
Cost of revenues	957,180	876,967	1,762,016	1,572,106
Gross profit	370,502	323,184	562,177	482,519
Selling, administrative and general expenses	95,689	89,043	185,957	167,383
Gain on sale of property, plant & equipment and businesses	3,451	2,106	10,748	6,270
Other operating expense, net	(2,190)	(5,994)	(6,461)	(9,969)
Operating earnings	276,074	230,253	380,507	311,437
Other nonoperating income, net	2,466	3,339	5,595	8,421
Interest expense, net	33,035	33,244	65,969	71,018
Earnings from continuing operations before income taxes	245,505	200,348	320,133	248,840
Income tax expense	47,598	40,046	58,291	35,143
Earnings from continuing operations	197,907	160,302	261,842	213,697
Loss on discontinued operations, net of tax	(349)	(650)	(985)	(1,066)
Net earnings	$197,558	$159,652	$260,857	$212,631

Basic earnings (loss) per share
Continuing operations	$1.50	$1.21	$1.98	$1.61
Discontinued operations	$(0.01)	$0.00	$(0.01)	$(0.01)
Net earnings	$1.49	$1.21	$1.97	$1.60

Diluted earnings (loss) per share
Continuing operations	$1.48	$1.20	$1.97	$1.59
Discontinued operations	$0.00	$(0.01)	$(0.01)	$(0.01)
Net earnings	$1.48	$1.19	$1.96	$1.58

Weighted-average common shares outstanding
Basic	132,269	132,437	132,157	132,563
Assuming dilution	133,354	134,051	133,199	134,280
Depreciation, depletion, accretion and amortization	$93,497	$85,633	$182,677	$167,072
Effective tax rate from continuing operations	19.4%	20.0%	18.2%	14.1%

Table B
Vulcan Materials Company
and Subsidiary Companies

			(in thousands)
Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2019	2018	2018
Assets
Cash and cash equivalents	$26,031	$40,037	$55,059
Restricted cash	491	4,367	6,056
Accounts and notes receivable
Accounts and notes receivable, gross	700,175	542,868	640,742
Allowance for doubtful accounts	(2,844)	(2,090)	(2,628)
Accounts and notes receivable, net	697,331	540,778	638,114
Inventories
Finished products	377,578	372,604	343,948
Raw materials	31,137	27,942	29,684
Products in process	6,332	3,064	1,882
Operating supplies and other	26,376	25,720	28,250
Inventories	441,423	429,330	403,764
Other current assets	89,739	64,633	80,209
Total current assets	1,255,015	1,079,145	1,183,202
Investments and long-term receivables	51,667	44,615	41,989
Property, plant & equipment
Property, plant & equipment, cost	8,613,500	8,457,619	8,241,164
Allowances for depreciation, depletion & amortization	(4,322,818)	(4,220,312)	(4,134,750)
Property, plant & equipment, net	4,290,682	4,237,307	4,106,414
Operating lease right-of-use assets, net	418,896	0	0
Goodwill	3,167,061	3,165,396	3,163,954
Other intangible assets, net	1,076,986	1,095,378	1,156,898
Other noncurrent assets	220,457	210,289	192,327
Total assets	$10,480,764	$9,832,130	$9,844,784
Liabilities
Current maturities of long-term debt	24	23	23
Short-term debt	137,000	133,000	360,000
Trade payables and accruals	284,875	216,473	231,913
Other current liabilities	241,689	253,054	219,860
Total current liabilities	663,588	602,550	811,796
Long-term debt	2,781,826	2,779,357	2,776,906
Deferred income taxes, net	601,189	567,283	545,756
Deferred revenue	182,666	186,397	188,826
Operating lease liabilities	396,952	0	0
Other noncurrent liabilities	483,096	493,640	500,870
Total liabilities	$5,109,317	$4,629,227	$4,824,154
Equity
Common stock, $1 par value	132,231	131,762	132,268
Capital in excess of par value	2,787,002	2,798,486	2,788,486
Retained earnings	2,623,747	2,444,870	2,244,545
Accumulated other comprehensive loss	(171,533)	(172,215)	(144,669)
Total equity	$5,371,447	$5,202,903	$5,020,630
Total liabilities and equity	$10,480,764	$9,832,130	$9,844,784

Table C
Vulcan Materials Company
and Subsidiary Companies

		(in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2019	2018
Operating Activities
Net earnings	$260,857	$212,631
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	182,677	167,072
Net gain on sale of property, plant & equipment and businesses	(10,748)	(6,270)
Contributions to pension plans	(4,638)	(104,794)
Share-based compensation expense	14,370	14,763
Deferred tax expense (benefit)	34,816	40,549
Cost of debt purchase	0	6,922
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(201,256)	(55,415)
Other, net	25,838	302
Net cash provided by operating activities	$301,916	$275,760
Investing Activities
Purchases of property, plant & equipment	(225,837)	(247,166)
Proceeds from sale of property, plant & equipment	11,200	8,523
Proceeds from sale of businesses	1,744	11,256
Payment for businesses acquired, net of acquired cash	1,122	(218,996)
Other, net	(4,577)	(10,226)
Net cash used for investing activities	$(216,348)	$(456,609)
Financing Activities
Proceeds from short-term debt	360,100	506,200
Payment of short-term debt	(356,100)	(146,200)
Payment of current maturities and long-term debt	(11)	(892,044)
Proceeds from issuance of long-term debt	0	850,000
Debt issuance and exchange costs	0	(45,513)
Settlements of interest rate derivatives	0	3,378
Purchases of common stock	0	(74,921)
Dividends paid	(81,927)	(74,196)
Share-based compensation, shares withheld for taxes	(25,512)	(31,386)
Net cash provided by (used for) financing activities	$(103,450)	$95,318
Net decrease in cash and cash equivalents and restricted cash	(17,882)	(85,531)
Cash and cash equivalents and restricted cash at beginning of year	44,404	146,646
Cash and cash equivalents and restricted cash at end of period	$26,522	$61,115

Table D
Segment Financial Data and Unit Shipments

(in thousands, except per unit data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Total Revenues
Aggregates [1]	$1,062,061	$956,265	$1,897,026	$1,655,922
Asphalt [2]	247,163	211,828	379,253	315,663
Concrete	103,768	106,723	187,405	207,685
Calcium	2,003	2,282	3,954	4,224
Segment sales	$1,414,995	$1,277,098	$2,467,638	$2,183,494
Aggregates intersegment sales	(87,313)	(76,947)	(143,445)	(128,869)
Total revenues	$1,327,682	$1,200,151	$2,324,193	$2,054,625
Gross Profit
Aggregates	$329,215	$283,476	$514,931	$431,697
Asphalt	27,583	25,750	24,311	25,996
Concrete	12,887	13,191	21,450	23,511
Calcium	817	767	1,485	1,315
Total	$370,502	$323,184	$562,177	$482,519
Depreciation, Depletion, Accretion and Amortization
Aggregates	$75,760	$69,738	$148,281	$135,691
Asphalt	8,884	7,298	17,434	14,300
Concrete	3,327	3,049	6,291	6,463
Calcium	58	70	118	139
Other	5,468	5,478	10,553	10,479
Total	$93,497	$85,633	$182,677	$167,072
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$806,444	$730,513	$1,435,051	$1,259,927
Aggregates - tons	57,310	54,957	102,947	95,489
Freight-adjusted sales price [4]	$14.07	$13.29	$13.94	$13.19
Other Products
Asphalt Mix - tons	3,595	3,330	5,617	5,149
Asphalt Mix - sales price	$58.31	$53.97	$57.45	$53.69

Ready-mixed concrete - cubic yards	815	876	1,484	1,692
Ready-mixed concrete - sales price	$126.12	$120.56	$125.14	$121.48

Calcium - tons	73	80	141	148
Calcium - sales price	$27.50	$28.11	$27.89	$28.49

[1]	Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]	Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and immaterial other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.
[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1. Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

	(in thousands, except per ton data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Aggregates segment
Segment sales	$1,062,061	$956,265	$1,897,026	$1,655,922
Less: Freight & delivery revenues [1]	241,354	213,474	436,508	372,417
Other revenues	14,263	12,278	25,467	23,578
Freight-adjusted revenues	$806,444	$730,513	$1,435,051	$1,259,927
Unit shipment - tons	57,310	54,957	102,947	95,489
Freight-adjusted sales price	$14.07	$13.29	$13.94	$13.19

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities (we do not generate a profit associated with the transportation component of the selling price of the product). Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

	(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Aggregates segment
Gross profit	$329,215	$283,476	$514,931	$431,697
Segment sales	$1,062,061	$956,265	$1,897,026	$1,655,922
Gross profit margin	31.0%	29.6%	27.1%	26.1%
Incremental gross profit margin	43.2%		34.5%

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

	(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Aggregates segment
Gross profit	$329,215	$283,476	$514,931	$431,697
Segment sales	$1,062,061	$956,265	$1,897,026	$1,655,922
Less: Freight & delivery revenues [1]	241,354	213,474	436,508	372,417
Segment sales excluding freight & delivery	$820,707	$742,791	$1,460,518	$1,283,505
Gross profit flow-through rate	40.1%	38.2%	35.3%	33.6%
Incremental gross profit flow-through rate	58.7%		47.0%

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

	(in thousands, except per ton data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Aggregates segment
Gross profit	$329,215	$283,476	$514,931	$431,697
Depreciation, depletion, accretion and amortization	75,760	69,738	148,281	135,691
Aggregates segment cash gross profit	$404,975	$353,214	$663,212	$567,388
Unit shipments - tons	57,310	54,957	102,947	95,489
Aggregates segment cash gross profit per ton	$7.07	$6.43	$6.44	$5.94

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

		(in thousands)
	Three Months Ended		Six Months Ended			TTM
	June 30		June 30		June 30
	2019	2018	2019	2018	2019	2018
Net earnings	$197,558	$159,652	$260,857	$212,631	$564,031	$648,756
Income tax expense (benefit)	47,598	40,046	58,291	35,143	128,597	(239,409)
Interest expense, net	33,035	33,244	65,969	71,018	132,374	289,572
Loss on discontinued operations, net of tax	349	650	985	1,066	1,955	3,060
EBIT	$278,540	$233,592	$386,102	$319,858	$826,957	$701,979
Depreciation, depletion, accretion and amortization	93,497	85,633	182,677	167,072	361,851	324,698
EBITDA	$372,037	$319,225	$568,779	$486,930	$1,188,808	$1,026,677
Gain on sale of businesses	0	0	(4,064)	(2,929)	(4,064)	(13,437)
Property donation	0	0	0	0	0	4,290
Business interruption claims recovery	0	0	0	(1,694)	(559)	(1,694)
Charges associated with divested operations	0	0	0	0	18,545	1,661
Business development [1]	0	4,466	0	4,982	220	8,046
One-time employee bonuses	0	0	0	0	0	6,716
Restructuring charges	0	1,146	0	5,390	829	5,390
Adjusted EBITDA	$372,037	$324,837	$564,715	$492,679	$1,203,779	$1,037,649
Depreciation, depletion, accretion and amortization	(93,497)	(85,633)	(182,677)	(167,072)	(361,851)	(324,698)
Adjusted EBIT	$278,540	$239,204	$382,038	$325,607	$841,928	$712,951

[1]	Represents non-routine charges associated with acquisitions including the cost impact of purchase accounting inventory valuations.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted EPS from continuing operations to provide a more consistent comparison of earnings performance from period to period.

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Six Months Ended		TTM
	June 30		June 30		June 30
	2019	2018	2019	2018	2019	2018
Diluted EPS from continuing operations	$1.48	$1.20	$1.97	$1.59	$4.25	$4.84
Items included in Adjusted EBITDA above	0.00	0.03	(0.03)	0.03	0.08	0.06
Debt refinancing costs	0.00	0.00	0.00	0.04	0.00	0.75
Tax reform income tax savings	0.00	0.00	0.00	0.00	0.00	(1.99)
Alabama NOL carryforward valuation allowance	0.00	0.00	0.00	0.00	0.00	(0.21)
Adjusted Diluted EPS	$1.48	$1.23	$1.94	$1.66	$4.33	$3.45

The following reconciliation to the mid-point of the range of 2019 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2019 Projected EBITDA
(in millions)
Mid-point
Net earnings	$640
Income tax expense	160
Interest expense, net	130
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	360
Projected EBITDA	$1,290